Exhibit C-41

                  Facilities Use Agreement
                       by and between
  St. Joseph Light & Power Company and Kansas City Power &
                        Light Company
   for Access by Kansas City Power & Light Company to the
   Cooper-Fairport-St. Joseph 345 Kilovolt Interconnection


     THIS AGREEMENT, made the 5th day of March, 1990, by and between St. Joseph Light & Power Company ("SJLP"), a
Missouri Corporation, and Kansas City Power & Light Company
("KCPL"), a Missouri Corporation;

     WITNESSETH:

     WHEREAS SJLP and KCPL ("Party" or "Parties") are each the owner and operator of an electric utility system, including facilities for generation, transmission, distribution and sale of electric power and energy, and

     WHEREAS the electric systems of the Parties are interconnected at 345 kV at their jointly owned Iatan substation, as well as at other locations, and

     WHEREAS the Parties are participants along with five other electric utilities, in a transmission interconnection project known as the Cooper-Fairport-St. Joseph 345 Kilovolt
Interconnection ("CFSI") and

     WHEREAS the CFSI participants have entered into an agreement to construct the necessary 345 kV transmission lines and other facilities, along with three terminals ("Terminal Facilities") through which the seven CFSI participants will access the CFSI as "Points of Interconnection" (as these two terms are defined in the CFSI agreement), and

     WHEREAS the CFSI agreement provides that each CFSI participant, either by direct ownership or by other means, will be responsible for the expense of owning and operating an equal one-seventh share of the transmission line and certain other "Joint Facilities" (as this term is defined in the CFSI agreement) and shall provide for its own access to the CFSI through one of the three sets of Terminal Facilities, and

     WHEREAS the CFSI agreement provides that one of the three sets of Terminal, Facilities will be located at the St. Joseph 345 kV substation, owned and operated by SJLP, and that the financial and liability responsibilities for the ownership and operation of the SJLP Terminal Facilities will be established in a separate agreement between SJLP and KCPL, and

     WHEREAS KCPL desires its Point of Interconnection with the CFSI to be SJLP's Terminal Facilities and desires to transfer power and energy from and to those Terminal
Facilities by use of SJLP's existing 345 kV line in service between the Iatan and the St. Joseph substations, and

     NOW THEFORE, in consideration of the premises and of the mutual covenants herein set forth, the Parties agree as follows:

     1. SJLP shall design, construct, own, operate and maintain the Terminal Facilities called for in the CFSI agreement at its St. Joseph Substation according to such standards and procedures as are agreed to by the Parties. KCPL shall be provided opportunity to review SJLP's activity in these matters to verify that SJLP is in compliance with the provisions of this paragraph.

     2. The costs of such construction shall include any costs for the work of relocating or modifying any substation or line facilities in or near the St. Joseph Substation which may not be a part of the Terminal Facilities but which relocation or modification is made necessary by the installation of the Terminal Facilities.

     3. Due to the physical arrangement of the existing 345 kV equipment at the St. Joseph Substation, as well as the need to rearrange certain 345 kV line exits in order to obtain the most effective substation configuration, the Fairport-St. Joseph segment of the CFSI will terminate between two existing circuit breakers, one of which is shown in Exhibit A of the CFSI agreement as a component of the St. Joseph Terminal Facilities. The connection of the Fairport line will, however, require a new 345 kV circuit breaker to be installed in another location on the 345 kV bus at the St. Joseph Substation. For the purpose of establishing SJLP's construction, ownership, operation and maintenance costs attributable to its Terminal Facilities referred to in paragraph 4 below, the costs associated with the new circuit breaker will be used rather than those of the existing circuit breaker which is located in the position of the Terminal Facilities.

     4. In recognition for the right of access provided in paragraph 6 below, KCPL agrees to reimburse SJLP or otherwise take responsibility for fifty percent (50%) of SJLP's one-seventh share of the expense of owning the CFSI Joint Facilities and fifty percent (50%) of SJLP's expense of constructing, owning and operating SJLP's Terminal Facilities. Upon completion of the Terminal Facilities and any related work, and placing the terminal in service, SJLP shall certify to KCPL the total cost of the work including all appropriate overheads. Beginning at the time the Terminal Facilities are placed in service, KCPL agrees to pay SJLP each month during the term of this Agreement, within six working days of receipt of SJLP's invoice, a fee as set forth in Exhibit A. The initial and final monthly payments shall be prorated for fractional parts of a month if applicable.

     5. KCPL agrees that, during the term of this Agreement, any future additions to or upgrades of the Terminal Facilities which are necessary and appropriate for the continued operation of the CFSI for the purposes contemplated in the CFSI agreement, including conversion to breaker-and-one-half arrangement in the event the St. Joseph Substation is expanded beyond the. present six-bay ring bus arrangement, will be constructed by SJLP and will be included as a part of the Terminal Facilities at the time such added or upgraded facilities are placed in service.

     6. SJLP agrees that KCPL, by meeting its obligations under this Agreement, shall have the right to access the CFSI over SJLP's Iatan - St. Joseph 345 kV line and across its St. Joseph Substation facilities ("Path") to the Terminal Facilities at the St. Joseph Substation subject to the following conditions:

          a) KCPL shall have a right to schedule power and energy under the CFSI service schedules over the Path, subject to all terms and conditions of the CFSI agreement, in each direction in amounts up to KCPL's proportionate share of the capacity of the Path as set forth in paragraph 6(d) below.

          b) SJLP shall have a right to utilize the Path for any purpose in each direction in amounts up to SJLP's proportionate share of the capacity of the Path as set forth in paragraph 6(d) below.

          c) If either Party does not fully utilize its capacity rights as set forth above in (a) and (b), the other Party may utilize such unused capacity; subject however, to recapture by the entitled Party upon 24 hours notice. In the event that the application of the 24 hour notice provision of this subparagraph results in a consistent impediment to the ability of one Party to utilize its proportionate share of the capacity of the Path, the Parties shall, by mutual agreement, adopt such alternate provisions as will effectively remove such impediment.

          d) KCPL's proportionate share of the capacity of the Path shall be equal to 475 divided by the nominal capacity of the Path expressed in megavolt-amperes. SJLP's proportionate share shall be equal to 1.0 minus KCPL's proportionate share. The nominal capacity of the Path is 950 MW; however, SJLP may, at its own expense, upgrade the conductor and/or other facilities of the Path to increase the nominal capacity rating. If SJLP elects to increase the nominal capacity rating, it shall promptly notify KCPL of such action. Any temporary reduction in the current carrying capacity of the Path shall be treated as a curtailment incident under the procedures set forth in paragraph 6(e) below and not as a reduction of the nominal capacity rating.

          e) In the event of a necessity, for any reason, to curtail schedules over the Path, the following priorities shall be observed:

               i) SJLP's use of the Path for schedules related to any generating capacity located at the Iatan Station which SJLP owns, or may own or contract for during the term of this Agreement, shall have the highest priority.

               ii) SJLP's emergency service transactions and/or capacity transactions which are not provided for in (i) above shall be of equal priority with KCPL's emergency service and/or capacity transactions and shall have the second highest priority.

               iii) SJLP's energy transactions and KCPL's energy
                    transactions shall have equal priority and shall have a priority lower than the transactions listed in (i) and (ii) above.

               iv) Procedures for curtailment shall follow the principle that curtailments within each category of transaction shall be accomplished by first reducing each Party's scheduled transactions to its proportionate share of the nominal capacity of the Path and then reducing the remaining transactions in proportional amounts until the necessity to curtail is alleviated.

     7. This Agreement shall become effective upon its execution by the Parties and shall be coterminous with and shall remain in effect concurrently with the CFSI agreement, so long as KCPL remains a participant in the CFSI agreement.

     8. This Agreement shall be amended in the event that the CFSI agreement is amended in a manner that causes material change in the terms, conditions or underlying concepts contemplated by or embodied in this Agreement.

          If, however, the Parties are unable to reach agreement on an amendment in the above circumstance, then this matter shall be resolved by arbitration in accordance with the provisions of the following paragraph 9.

     9. In the event of any dispute between the Parties arising under this Agreement, each Party shall have the right to appoint a disinterested person as arbitrator and the matter or matters in dispute shall be decided by said arbitrators and in the event that said arbitrators are unable to agree, said arbitrators shall appoint a third and disinterested party and the decision of two of the three shall be binding and conclusive upon the parties hereto, and in the event that the said two arbitrators shall be unable to agree with respect to the appointment of a third, such third arbitrator or umpire shall be appointed by the Senior Judge then sitting in the Western District of the United States District Court for the State of Missouri. Other than as provided for herein, the submission of any controversy arising under this Agreement to arbitration shall be in such manner as is provided for under the Missouri General Arbitration Act, Sections 435.350 et seq., R.S.MO.

     10. All risk, loss and damage paid to third parties arising out of the ownership, construction, operation, or maintenance of the Terminal Facilities, as that ownership, construction, operation or maintenance relates to performance of obligations under this Agreement, shall be borne equally by the Parties except that, in the case of willful or wanton action on the part of one Party, that Party shall bear full responsibility for any third party liability arising from such willful or wanton action and shall indemnify, hold harmless and defend the other Party from all demands, claims, losses or liabilities arising from such willful or wanton action.

     11. The Parties shall not be considered to be in default with respect to any obligation hereunder if prevented or delayed in whole or in part from fulfilling such obligation by reason of uncontrollable forces, provided that the provisions of this Section shall not apply to the obligation for payments to be made under this Agreement. The term "Uncontrollable Forces" shall mean storm, flood, lightning, earthquake, fire, explosion, failure of facilities not due to lack of proper care or maintenance, civil disturbance, labor disturbance, sabotage, war, national emergency, restraint by court or act of a public authority, or other causes beyond the control of the Party affected, which such Party could not reasonably have been expected to have avoided by exercise of due diligence and foresight. Any Party unable to fulfill any of its obligations by reason of Uncontrollable Forces will exercise its best efforts to remove such disability with reasonable dispatch, provided that neither Party shall be required to settle or resolve labor disturbances or strikes or to accept or agree to governmental or regulatory orders or conditions without objection or contest on any basis not acceptable to such Party in its sole discretion. Notice of Uncontrollable Forces shall be given by the Party affected as soon as reasonably possible, but in no event later than 48 hours after learning of such Uncontrollable Forces.

     12. All notices hereunder shall be properly addressed to the Chief Executive Officer for the Party concerned and shall be given by receipted personal delivery or courier service or by tested telex or other teletransmission device capable of creating a written record of such notice and its receipt. Notices hereunder shall be effective upon receipt.

     13. This Agreement shall be binding upon and its benefits shall inure to the Parties and their successors and assigns; however, no transfer of any rights or obligations herein shall occur without the prior written consent of the other Party (said consent not to be unreasonably withheld) except in cases of transfer to a trustee or receiver in bankruptcy of a Party, to a foreclosing mortgagee of a Party, to any successor to all or substantially all of the electric properties of a Party, whether by reorganization, merger, or consolidation, but only if such successor or assignee in such cases where no consent is required shall covenant in writing delivered to the other Party to assume the obligations of such Party so assigning and transferring this Agreement.

     14. Any waiver at any time by a Party of its rights with respect to a default under this Agreement, or with respect to any other matter arising in connection with this Agreement, shall not be deemed a waiver with respect to any other default or matter.

     15. It is understood and agreed that all representations, understandings and prior negotiations are merged into this Agreement, and that this Agreement constitutes the sole and entire Agreement between the Parties and no modification hereof shall be binding unless made a part hereof in writing executed by both Parties.

     16. SJLP will have the responsibility of obtaining all required prior approvals from any regulatory body having jurisdiction over the subject matter of this Agreement, and to use its best efforts to obtain all such approvals prior to December 31, 1991. KCPL agrees to assist fully and share equally in the cost of SJLP's obtaining these approvals. This Agreement shall not be operative until all such approvals are obtained.

     17. The Parties intend that this Agreement shall be changed only by written amendment executed by the Parties, and that it shall not be changed by any filing or application with the Federal Energy Regulatory Commission pursuant to Sections 205 or 206 of the Federal Power Act, or by any filing, application or request made to any other regulatory body or approving authority having jurisdiction over this Agreement.

     18. To the extent necessary to effectuate the provisions of this Agreement and to the extent it is not inconsistent with any specific provision of this Agreement, the CFSI agreement referred to above, as the same may be amended from time to time, is hereby incorporated in this document by reference.

     Executed as of the date first herein above written.

THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH
MAY BE ENFORCED BY THE PARTIES.

                             ST. JOSEPH LIGHT & POWER COMPANY
Attest:                      /s/Terry F. Steinbecker
/s/Gary L. Myers             Title:  President & Chief
                             Executive Officer

                             KANSAS CITY POWER & LIGHT COMPANY
Attest:                      /s/A. Drue Jennings
/s/Mark Sholander            Title:  President & CEO